Exhibit 5.1
April 29, 2011
Oncothyreon Inc.
2601 Fourth Avenue, Suite 500
Seattle, Washington 98121
Re:     Registration Statement on Form S-3
Ladies and Gentlemen:
          We have acted as counsel to Oncothyreon Inc., a Delaware corporation (the “Company”), in connection with the registration of the offer and sale of 11,500,000 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share, pursuant to the Company’s shelf Registration Statement on Form S-3 (File No. 333-173227) filed on April 1, 2011 and declared effective by the Securities and Exchange Commission (the “Commission”) on April 8, 2011 (the “Registration Statement”).
          The offering and sale of the Shares are being made pursuant to the Underwriting Agreement (the “Underwriting Agreement”), dated as of April 29, 2011, by and between the Company and Cowen and Company, LLC, as representative of the several Underwriters.
          We have examined copies of the Underwriting Agreement, the Registration Statement, the base prospectus that forms a part thereof and the prospectus supplement thereto related to the offering of the Shares, which prospectus supplement is dated as of the date hereof and will be filed by the Company in accordance with Rule 424(b) promulgated under the Securities Act of 1933. We have also examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.
          In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.
          Based on and subject to the foregoing, we are of the opinion that:
•	The Shares have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.
          We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

Oncothyreon Inc.
April 29, 2011

     We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on or about April 29, 2011, for incorporation by reference into the Registration Statement.

Sincerely,
/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation